Exhibit 99.1

TRUNITY COMPLETES $3.575 MILLION STRATEGIC FINANCING
LED BY PAN-AFRICAN INVESTMENT COMPANY

Newburyport, Mass. – (Marketwired) – June 6, 2013 – Trunity Holdings, Inc. (OTCBB/OTCQB:TNTY) (“Trunity”), the creator of the Trunity eLearning Platform that empowers higher education, K-12, corporate enterprises and government agencies worldwide to create, manage and share knowledge, today announced the completion of an equity private placement, raising $3.575 million in gross proceeds. The financing will allow the Company to execute strategies designed to accelerate its growth and support global growth initiatives, including the deployment of the Trunity eLearning Platform into classrooms around the world and the expansion of the Trunity Knowledge Exchange.

The offering was led by Pan-African Investment Company, LLC (“PIC”), a New York City-based private investment firm, headed by its co-CEO, Dana Reed, who will also serve on Trunity’s Board of Directors. PIC was founded by Dick Parsons and Ronald Lauder.  Parsons and Lauder formed PIC to identify, invest in and provide solutions that effect growth and development in Africa.

Reed stated, “PIC’s investment in Trunity is a direct reflection of our confidence in the Company’s outstanding technology platform and experienced management team. Trunity has demonstrated that it can execute and scale large countrywide deployments as demonstrated by its recent announcement that it was selected by the Government of Ukraine to serve its 1.5 million students.” In addition to leading this investment round, PIC entered into an exclusivity agreement whereby they will introduce the Trunity eLearning Platform to African countries seeking to rapidly improve the quality of education for their citizens.  Continuing, Reed added, “As a member of the Board, I look forward to working in close collaboration with Trunity’s leadership and playing a prominent role in helping the Company to achieve its full growth potential.”

“We are very pleased to have won the support of Pan-African Investment Company, and believe that its investment in our Company marks the genesis of what will become a meaningful new partnership aimed at democratizing education, publishing and the distribution of knowledge on a global basis,” noted Terry Anderton, Chairman and CEO of Trunity. “The success of this financing speaks volumes about our Company’s future growth prospects and will enable us to expand and execute on our business plan as a global leader in the eLearning industry.  Our confidence stems from our belief that Trunity has succeeded in creating a highly disruptive, turnkey technology platform capable of forging nationwide education-based ecosystems that radically improve access to knowledge, quality learning and academic growth. Moreover, we believe that, by combining rich, robust and intuitive content distribution, knowledge sharing and eLearning solutions, the Trunity eLearning Platform has the power to enable emerging countries to leapfrog costly development of traditional educational system models in favor of eLearning programs that profoundly transform education for a nation’s students, teachers, business and government leaders and communities.”

The terms of the offering provided for the placement of 8,936,470 shares of common stock at $0.40 per share. In addition, for each share purchased, the investors will receive one two-year warrant to purchase one share of common stock at an exercise price of $1.00 per share.

AGCM, Inc. served as the exclusive placement agent for the offering, and Mitchell Baruchowitz, Head of Private Capital for ACGM, acted as lead banker.  AGCM is a boutique investment banking firm specializing in global special situations and investment banking transactions for financial and corporate issuers in the US, Europe, Latin America and the Middle East.  Reed Smith LLP acted as legal counsel to PIC in this transaction.

The securities sold by Trunity in the private placement, and the shares of common stock issuable upon exercise of the warrants, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent such registration or an applicable exemption from the registration requirements.

About Trunity Holdings, Inc.

Founded in 2009, Trunity Holdings Inc. (OTCBB/OTCQB: TNTY) (“Trunity”) has developed a collaborative knowledge management, publishing and education delivery platform, which provides an end-to-end solution for the rapidly growing eTextbook, eLearning and enterprise training marketplaces. As a result of the platform’s innovative multi-tenant cloud-based architecture, Trunity allows content from multiple sources to be assembled into customized living digital textbooks and courseware and delivered with real-time updates directly to the student on any Internet-enabled computer or mobile device. The content powered by Trunity is seamlessly integrated with learning management, social collaboration, standards alignment, real-time analytics and royalty-tracking functionality. Trunity currently hosts a growing global community of over 4,300 expert contributors made up of top scientists and educators, who create peer-reviewed educational content. The Company’s clients include leading colleges, universities, K-12 schools, corporate enterprises and government agencies worldwide. Headquartered in Newburyport, Massachusetts, Trunity has operations in North America, Ukraine and India. For more information, visit http://www.trunity.com/.

Statement Under the Private Securities Litigation Reform Act
As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Trunity Holdings Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

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